Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement dated August 28, 2015 (“Registration Statement”) on Form F-3 of  Petróleo Brasileiro S.A. – Petrobras of our report dated May 15, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 20-F for the year ended December 31, 2014 both incorporated by reference in the Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcos Donizete Panassol

Marcos Donizete Panassol
Engagement Leader

PricewaterhouseCoopers

Rio de Janeiro - Brazil

August 28, 2015